Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-144766) on Form S-8 of Umpqua Holdings Corporation of our report dated June 22, 2018, with respect to the statements of net assets available for benefits of Umpqua Bank 401(k) and Profit Sharing Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplemental information as of December 31, 2017, appearing in this Annual Report (Form 11-K) of Umpqua Bank 401(k) and Profit Sharing Plan.

/s/ Moss Adams LLP

Seattle, Washington
June 22, 2018